Fourth Quarter 2020 Investor Presentation February 10, 2021

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Important Notices 2 This presentation is issued by Annaly Capital Management, Inc. ("Annaly"), an internally-managed, publicly traded company that has elected to be taxed as a real estate investment trust for federal income tax purposes and is being furnished in connection with Annaly’s Fourth Quarter 2020 earnings release. This presentation is provided for investors in Annaly for informational purposes only and is not an offer to sell, or a solicitation of an offer to buy, any security or instrument. Forward-Looking Statements This presentation, other written or oral communications, and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Such statements include those relating to the Company’s future performance, macro outlook, the interest rate and credit environments, tax reform and future opportunities. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, risks and uncertainties related to the COVID-19 pandemic, including as related to adverse economic conditions on real estate-related assets and financing conditions; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities (“MBS”) and other securities for purchase; the availability of financing and, if available, the terms of any financing; changes in the market value of the Company’s assets; changes in business conditions and the general economy; the Company’s ability to grow our commercial real estate business; the Company’s ability to grow its residential credit business; the Company’s ability to grow its middle market lending business; credit risks related to the Company’s investments in credit risk transfer securities, residential mortgage- backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; the Company’s ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; and the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. We routinely post important information for investors on our website, www.annaly.com. We intend to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. Annaly encourages investors, analysts, the media and others interested in Annaly to monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations, webcasts and other information we post from time to time on our website. To sign-up for email-notifications, please visit the “Email Alerts” section of our website, www.annaly.com, under the “Investors” section and enter the required information to enable notifications. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document. Past performance is no guarantee of future results. There is no guarantee that any investment strategy referenced herein will work under all market conditions. Prior to making any investment decision, you should evaluate your ability to invest for the long-term, especially during periods of downturns in the market. You alone assume the responsibility of evaluating the merits and risks associated with any potential investment or investment strategy referenced herein. To the extent that this material contains reference to any past specific investment recommendations or strategies which were or would have been profitable to any person, it should not be assumed that recommendations made in the future will be profitable or will equal the performance of such past investment recommendations or strategies. The information contained herein is not intended to provide, and should not be relied upon for accounting, legal or tax advice or investment recommendations for Annaly or any of its affiliates. Regardless of source, information is believed to be reliable for purposes used herein, but Annaly makes no representation or warranty as to the accuracy or completeness thereof and does not take any responsibility for information obtained from sources outside of Annaly. Certain information contained in the presentation discusses general market activity, industry or sector trends, or other broad-based economic, market or political conditions and should not be construed as research or investment advice. Non-GAAP Financial Measures This presentation includes certain non-GAAP financial measures, including core earnings excluding the premium amortization adjustment (“PAA”). We believe the non-GAAP financial measures are useful for management, investors, analysts, and other interested parties in evaluating our performance but should not be viewed in isolation and are not a substitute for financial measures computed in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, we may calculate our non-GAAP metrics, such as core earnings (excluding PAA), or the PAA, differently than our peers making comparative analysis difficult. Please see the section entitled “Non-GAAP Reconciliations” in the attached Appendix for a reconciliation to the most directly comparable GAAP financial measures.

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Recent Achievements and Performance Highlights Source: Company filings. Financial data as of December 31, 2020, unless otherwise noted. * Represents a non-GAAP financial measure; see Appendix. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. 3 Annaly delivered strong results amidst a more constructive environment across markets in which we operate Enhanced capital structure and liquidity through prudent capital management during the quarter Outlook for portfolio reflects steepening yield curve and record-low funding costs Annaly continues to be a leader in corporate responsibility with a focus on driving shareholder value  Core earnings (ex. PAA)* of $0.30 per share up 15.4% year-over-year with dividend coverage of approximately 140%  Book value up 2.5% from the prior quarter  Economic return of 5.1% for the fourth quarter  Realized cost savings during the second half of the year led to FY 2020 operating expense ratio of 1.62%(3)  Included in the Bloomberg Gender-Equality Index for the fourth consecutive year  Repurchased $209 million of common stock in 2020 and authorized new $1.5 billion common stock repurchase program(4)  $95 billion in highly liquid Agency portfolio, representing 93% of total assets, relatively unchanged from the prior quarter(1)  Originated approximately $1 billion of credit assets(2) during the fourth quarter on improving market fundamentals; investment activity primarily focused within our Residential Credit Group, followed closely by Middle Market Lending Group  Total loan loss reserves (CECL and specific) roughly unchanged given macro environment in line with forecasts (please see page 24 for details)  Record-low financing costs with average economic cost of interest bearing liabilities* declining 6bps to 0.87%  Economic leverage unchanged at 6.2x, down one full turn from FY 2019  $8.7 billion of unencumbered assets, including cash and unencumbered Agency MBS of $6.3 billion  Redeemed all outstanding shares of the $460 million 7.50% Series D preferred stock, reducing preferred equity as percent of capital structure to 11%, which is in line with historical average over last ten years Financial Performance Financing & Liquidity Portfolio Performance Shareholder Value

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Source: Company filings. Financial data as of December 31, 2020, unless otherwise noted. * Represents a non-GAAP financial measure; see Appendix. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. 4 Fourth Quarter 2020 Financial Highlights Earnings & Book Value $0.60 | $0.30 $8.92 Earnings per Share Core (ex. PAA)*GAAP Book Value per Share 10.4% Dividend per Share Dividend Yield(1) $0.22 Net Interest Margin (ex. PAA)* Investment Portfolio $101.6bn $14.0bn Total Portfolio(2) Total Stockholders’ Equity Capital Allocation(3) Average Yield on Interest Earning Assets (ex. PAA)* Financing, Liquidity & Hedging Liquidity Position $6.3bn of cash and unencumbered Agency MBS $8.7bn of total unencumbered assets Total Hedge Portfolio(4) $53bn Hedge portfolio, increased from $42bn in Q3’20 to protect against higher long end yields Economic Leverage(5) Hedge Ratio(6) Average Economic Cost of Funds*(7) 2.05% 1.98% Q3 2020 Q4 2020 2.86% 2.80% Q3 2020 Q4 2020 6.2x 6.2x Q3 2020 Q4 2020 0.93% 0.87% Q3 2020 Q4 2020 48% 61% Q3 2020 Q4 2020 Agency 78% AMML 10% ARC 7% ACREG 5% Credit 22%

Prudent Capital Structure Positioning

We manage our overall risk profile through three forms of leverage we have available to enhance returns

Annaly's Approach to Leverage

- Evaluate the relative benefits and considerations of all forms of capital and financing
- Includes unsecured debt and preferred equity, which we view as implicit leverage
- Monitor the relative attractiveness of capital structure leverage compared to balance sheet leverage
  - Evaluate capital markets opportunities through this holistic lens


Capital Structure Leverage
Overall Risk Profile
Asset-Level Structural Leverage
Balance Sheet Leverage

- We consider structural leverage relative to balance sheet leverage
- Focus on synchronizing our financing with the liquidity of our investments
- Utilize prudent balance sheet leverage for higher spread duration, more structurally levered instruments

Fourth Quarter Actions

- Have rotated investments higher up the capital structure for certain structurally levered assets (e.g., CRT)
  - Additionally, we only utilize a portion of available leverage through counterparties for structurally levered assets
- Redeemed our $460 million 7.50% Series D preferred stock
  - Follows ~$830 million of higher cost preferred redemptions, lowering cost of capital by an aggregate ~84 basis points since 2017
- Maintain a relatively stable amount of total leverage on common equity
  - Maintained Q3 economic leverage ratio, despite the preferred redemption and stock repurchases, after four consecutive quarters of decreasing leverage

Cost of Preferred & Unsecured Debt as % of Common Dividend


9.9%
8.7%
17.4%
21.3%
19.8%
51.9%
ANNALY (1)
Agency Peers
Hybrid Peers
Darker Shades Represent Q4 2019
Lighter Shades Represent Q3 2020

Preferred redemption and smaller portfolio results in tangible benefits to the shareholder through economic savings and improved risk profile

Source: Company filings. Financial data as of December 31, 2020, unless otherwise noted.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY®

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5

2020: Leading with Purpose and Impact

During this time of considerable global challenges, Annaly has chosen to lead with purpose and impact

Completed Management Internalization

- In Q2 2020, we completed our management internalization, which provides numerous business and governance enhancements, including:
  - Improved cost efficiency from economies of scale and incremental cost control leading to potential long-term earnings accretion
  - Strategic flexibility to pursue more operationally-intensive businesses
  - Greater transparency and disclosure for Annaly shareholders
  - Stronger alignment of incentives between management with shareholders

Published Inaugural Corporate Responsibility Report

- Annaly published our inaugural Corporate Responsibility report on the 23rd anniversary of our IPO, demonstrating our commitment to transparency and robust ESG practices
- The report introduces supplemental disclosures under the Sustainability Accounting Standards Board ("SASB") and Global Reporting Initiative ("GRI") frameworks and outlines goals and commitments across our five key ESG areas:



Principled Investments
ANNALY

CORPORATE GOVERNANCE | HUMAN CAPITAL | RESPONSIBLE INVESTMENTS | RISK MANAGEMENT | ENVIRONMENT

Expanded our High-Impact Partnerships

- Annaly's corporate giving has been focused on high-impact programs that seek to advance social issues that we are committed to: combatting homelessness and advancing the professional development of women and underrepresented groups girls who invest · BREAKING GROUND · STRIVE NEW YORK · win · CITY HARVEST · PROJECT DESTINED

- Considering new challenges in 2020, we responded with specific actions:
  - Continued our work with Girls Who Invest and launched a new partnership with Project Destined. These efforts aim to help build a pipeline of gender, racially and socioeconomically diverse professionals
  - Contributions in response to the COVID-19 pandemic supporting non-profit organizations serving vulnerable New Yorkers

Increased Focus on Diversity & Inclusion

- We have prioritized continuing to improve our diversity efforts, which have long been a business imperative at Annaly as we believe it helps us generate stronger returns for our shareholders
- Some of our 2020 inclusion efforts include:
  - Identified our first Head of Inclusion with support from a cross-functional team
  - Developed an Inclusion Support Committee of Executive Sponsors
  - Conducted unconscious bias training for all employees to establish foundational knowledge, language and understanding to support Annaly's diversity and inclusion initiatives
  - Organized meetings with business heads and staff to discuss employees' views and concerns followed by an employee inclusion survey

ANNALY 6
© Copyright 2021 Annaly Capital Management, Inc. All rights reserved.

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Current Value Proposition Source: Bloomberg. Market data as of January 29, 2021, unless otherwise noted. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. Liquidity in the global system has made it increasingly difficult to find responsible yield… 7 Yield Compression Broadly U.S. Aggregate Index Yield (%) and Duration (Years)(1) NLY vs. S&P 500: Price-to-Equity Ratio and Dividend Yield Spread (bps) P /E M ul tip le D ividend Y ield S pread (bps) Y ie ld Duration – 1 2 3 4 5 6 7 – 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Yield (%) Duration (Years) Annaly’s Relative Value vs. Broader Equity Market …however, despite consistently providing an outsized yield, Annaly’s valuation discount remains historically high – 500 1,000 1,500 2,000 2,500 – 5x 10x 15x 20x 25x 30x 35x 12/31/15 12/31/16 12/31/17 12/31/18 12/31/19 12/31/20 NLY - SPX Dividend Yield (bps) P/E NLY P/E SPX

Market Environment

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. The Macroeconomic State of Affairs Note: Data as of January 25, 2021. For source information, please refer to the endnotes included at the end of this presentation. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. Despite current lull in economic recovery, vaccine and stimulus sow hope for material comeback in 2021 9  The U.S. recovery slowed in Q4 2020 and Q1 2021 to date due to tighter restrictions to fight the latest COVID-19 outbreaks  However, the COVID-19 vaccine development and rollout have boosted recovery hopes for later this year  The Democratic win in the 2020 Presidential election and a slight Congressional majority is considered a “goldilocks scenario” for markets, as it is both supportive on stimulus and carries limited likelihood of meaningful tax increases  The Federal Reserve continues to signal monetary policy will remain accommodative until the U.S. witnesses a meaningful recovery in the labor markets and higher inflation readings  In response, long-term yields have risen gradually while short-term yields have remained anchored, leading to steeper yield curves  Risk assets and spread products continue to see strong investor sponsorship as the market prices a cyclical recovery The economic impact of COVID-19 U.S. GDP Growth is expected to make a meaningfully faster recovery from the COVID-19 induced recession than following the 2008/09 downturn Optimism on the recovery has led long-term yields higher, while front-end yields remain anchored on expectations of years of Fed zero interest rate policy (4.0%) (3.0%) (2.0%) (1.0%) – 1.0% 2.0% 3.0% 4.0% 5.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 Annual Real GDP Growth, year-over-year(1), % Forecast(2) 0.0% 0.5% 1.0% 1.5% 2.0% 06/30/19 12/31/19 06/30/20 12/31/20 2-year 10-yearTreasury yields (3), %

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Financing Environment Supports Returns Source: Data as of January 25, 2021, unless otherwise noted. For source information, please refer to the endnotes included at the end of this presentation. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. Financing costs are at the lowest levels in a decade, providing additional support for Annaly’s return profile 10 Repo Financing Residential Whole Loan Securitizations  Repo financing costs are at the lowest levels in our history  Repo leverage remains cost effective and abundant as the Fed continues to grow reserves in the system  Securitization markets have rebounded to pre-COVID levels and provide non-recourse, term financing at attractive levels to support credit growth  Shortened the maturity of the repo portfolio at the start of 2020  Subsequently, we have extended maturities again to take advantage of financing at low-rate levels given flat term structures – a dynamic with continued momentum in Q1 2021 to date Agency MBS Repo Rates(1) Weighted Average Maturity(2) Non-QM AAA Spreads(3) Represents COVID-19 disruption 0 100 200 300 400 500 0% 2% 4% 6% 8% Jan-10 Jan-12 Jan-14 Jan-16 Jan-18 Jan-20 89 70 82 0 20 40 60 80 100 12/31/2019 3/31/2020 12/31/2020

Business Update

Annaly Investment Strategies

The **Annaly Agency Group** invests in Agency MBS collateralized by residential mortgages which are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae

Assets[1]	$94.6bn
Capital[2]	$10.7bn
Sector Rank[3]	#1/8
Strategy	Countercyclical / Defensive

The **Annaly Residential Credit Group** invests in Non-Agency residential mortgage assets within the securitized product and whole loan markets

Assets[1]	$2.5bn
Capital[2]	$0.9bn
Sector Rank[3]	#7/14
Strategy	Cyclical / Growth


Agency
Residential Credit
ANNALY®
Assets: $101.6bn[1]
Stockholders' Equity:
$14.0bn
Commercial Real Estate
Middle Market Lending

Assets[1]	$2.3bn
Capital[2]	$0.8bn
Sector Rank[3]	#10/18
Strategy	Cyclical / Growth

The **Annaly Commercial Real Estate Group** originates and invests in commercial mortgage loans, securities and other commercial real estate debt and equity investments

Assets	$2.2bn
Capital[2]	$1.4bn
Sector Rank[3]	#10/39
Strategy	Non-Cyclical / Defensive

The **Annaly Middle Market Lending Group** provides financing to private equity backed middle market businesses, focusing primarily on senior debt within select industries

Represents credit business

Source: Bloomberg and Company filings. Financial data as of December 31, 2020. Market data as of January 29, 2021.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

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12

Agency | Business Update

Agency MBS benefits from strong market demand and a relatively contained interest rate outlook; stable funding continues to be a tailwind for the sector

Strategic Approach

- Annaly's Agency Portfolio is made up of high quality and liquid securities, predominately specified pools, TBAs and derivatives
- Portfolio benefits from in-house proprietary analytics that identify emerging prepayment trends and a focus on durable cashflows, important in higher refi environments
- Maintain a diverse set of investment options within Agency market, including mortgage servicing rights and Agency DUS that provide complementary duration and return profiles to Agency MBS
- Access to deep and varied financing sources, including traditional wholesale repo and proprietary broker-dealer repo

Market Trends

- Strong demand for Agency MBS persists as the Fed has remained the largest investor in the Agency MBS market and banks further supported the sector due to significant deposit growth
- Prepayment speeds remain significantly elevated given low rates, rising originator capacity, and strong purchase and refinance demand; however, it's reflected in current expectations and spread levels
  - Specified pool speeds have been relatively muted which has benefitted Annaly's overall portfolio speeds
- MBS funding markets remain highly liquid, with a dearth of collateral, leading to a continued tightening of spreads and haircuts

Agency Portfolio Detail

Assets

NLY Specified Pools and TBA Holdings, %



Pools
TBA
100%
75%
50%
25%
0%
2017
2018
2019
2020

Hedges[1]

Agency Hedging Composition, %



Swaps
Swaptions
Futures
100%
75%
50%
25%
0%
2017
2018
2019
2020

Funding[2]

Agency Funding Composition, %



Within 30
30-120 days
Over 120
100%
75%
50%
25%
0%
2017
2018
2019
2020

Source: Company filings. Financial data as of December 31, 2020.
Note: Portfolio data as of quarter end for each respective period.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY

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13

Agency | Portfolio Summary

- Annaly Agency Portfolio: $94.6 billion in assets at the end of Q4 2020, reflecting a modest decrease of 2% from Q3 2020
- The majority of runoff in the portfolio was reinvested in low-coupon TBAs and specified pools
  - Rotated out of the 2.5% - 3.0% TBAs on deteriorating carry profiles and into lower coupons (30-year 1.5% - 2.0%)
  - Purchased just over $4 billion of medium to high quality 30-year 2.5% and 3.0% specified pools
  - Added marginally to 15-year holdings primarily driven by TBA purchases
- Hedging activity: opportunistically sold duration through Treasury future shorts and swaptions to position for a further steepening of the curve
- While prepay speeds remain elevated, Annaly's portfolio positioning and collateral evaluation mitigated the increase, as portfolio speeds came in at 24.7 CPR compared to 34.6 CPR for the broader agency market

Total Dedicated Capital: $10.7 billion(1)

Asset Type(1)



IO/IIO/CMO/MSR
1%
15yr
4%
20yr
3%
DUS
2%
ARM/HECM
<1%
30yr
90%

Pass Through Coupon Type(2)



15 & 20Yr:
7%
<=2.5%
4%
3.0%
1%
3.5%
1%
>=4.0
1%
>=4.5%
17%
<=2.5%
30%
4.0%
19%
3.0%
8%
3.5%
19%
30Yr+:
93%

Portfolio Quality(3)



Generic
2%
40+ WALA
12%
High
Quality
44%
Medium
Quality
42%

Note: Data as of December 31, 2020. Percentages based on fair market value and may not sum to 100% due to rounding.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved.

14

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Source: Company filings. Financial data as of December 31, 2020, unless otherwise noted. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. Annaly Residential Credit Group’s proactive asset management focus has resulted in compelling performance following COVID-related volatility in the spring of 2020; remains well-positioned to capitalize on current market dynamics that support the business strategy 15 Strategic Approach Market Trends Annaly Securitization History Monthly D60+ in Securitization Market  Programmatic securitization sponsor of new origination, residential whole loans with twelve deals comprising +$5 billion of issuance since the beginning of 2018 − During 2020, Annaly was the 3rd largest non-bank issuer of new origination RMBS(1)  Securitization program gives Annaly the ability to create proprietary investments tailored to desired credit preferences with control over diligence, origination partners, servicers and loss mitigation  Nimble platform that can deploy capital across both the residential whole loan and the Non-Agency securities market depending on relative value  Modest use of financial leverage with most positions already term financed through securitization  Housing market has exhibited considerable strength with continued supply/demand imbalance accelerating home prices; Case-Shiller HPA rose 9.5% YoY in November 2020, the highest growth rate since 2014(2)  Credit spreads for both loans and securities tightened significantly in the second half of 2020 and thus far in 2021. Continued momentum has led to securitization execution inside of pre-COVID levels  The sector continues to be focused on forbearance resolution/default transitions, and delinquency trends are exhibiting curing − As a result of proactive asset management, OBX securitizations’ D60+ delinquencies are outperforming Non-QM and are more in line with Prime Jumbo − As of Q4 2020, Annaly’s asset management has resulted in the reperfomance of 84% of COVID impacted borrowers in OBX securitizations Residential Credit | Business Update $394 $384 $375 $383 $384 $388 $463 $465 $468 $489 $515 $327 Mar Aug Oct Jan Apr Jun Jul Oct Jan Feb Jul Sep 2018 2019 2020 Investor Expanded Prime Seasoned ARMs Annaly Securitizations, $mm OBX Exp(3) Non-QM Issuer(4) Prime Jumbo Issuer(4) Expanded Prime Issuer(4) 0% 4% 8% 12% 16% 20% DecNovOctSepAugJulJunMayAprMarFebJan

Residential Credit | Portfolio Summary

- Annaly Residential Credit Portfolio: $2.5 billion in assets at the end of Q4 2020, an increase of 31% compared to Q3 2020
  - The composition consists of a $2.1 billion securities portfolio and $346 million whole loan portfolio
- Purchased nearly $400 million of securities in Q4 2020 that were primarily concentrated in short duration RPLs
- Whole loan purchases of approximately $280 million during the second half of the year through our bespoke partnership channels, nearly half of which were from new strategic relationships, which we have been focused on expanding as we continue our securitization strategy
  - Our whole loan asset management strategy remains proactive and we attempt to use all available loss mitigation strategies to derive successful outcomes, diligently working with servicers to improve performance following COVID-related disruption

Total Dedicated Capital: $0.9 billion

Sector Type(1)(2)


Private Label CRT
1%
Agency CRT
21%
OBX Retained
27%
WL
11%
Prime
8%
Prime
Jumbo IO
<1%
Prime
Jumbo
2%
RPL
19%
Alt A
3%
NPL
<1%
Subprime
8%

Coupon Type(1)


IO
4%
ARM
7%
Fixed
46%
Floating
29%
Fixed Duration
<2yrs
14%

Rating


Investment
Grade
34%
Unrated
41%
Non-Investment
Grade
25%

Note: Data as of December 31, 2020, unless otherwise noted. Portfolio statistics and percentages are based on fair market value and reflect economic interest in securitizations. Prime Jumbo and Prime classifications include the economic interest of certain positions that are classified as Residential Mortgage Loans within our Consolidated Financial Statements. Percentages may not sum to 100% due to rounding.

Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY
© Copyright 2021 Annaly Capital Management, Inc. All rights reserved.
16

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Commercial Real Estate | Business Update Source: Company filings. Financial data as of quarter end for each respective period. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. Institutional commercial real estate platform with well-managed investments across the capital structure 17  Cautious approach to new investments; premium on cash flow and downside protection  Dedicated senior investment professionals with broad direct sourcing capabilities across investment and property types, and spanning the capital structure  Utilize credit intensive investment process and long-established relationships with top sponsors, major banks, leading national commercial brokerage firms and best-in-class operating partners  Maintain a diversity of funding sources for optimal execution  In-house asset management team focused on asset and portfolio performance through transaction vigilance, ongoing portfolio and asset oversight, and resolution surveillance and management Strategic Approach  Performance across property sectors has diverged with those least affected by COVID-19 (e.g., industrial and life science) outperforming those most affected (e.g., retail, office and hospitality)  CRE financing market activity viewed as having normalized amid news of effective vaccines against COVID-19  CMBS spreads narrowed dramatically in the final months of 2020, with new issue AAA LCF conduit spreads tightening inside of early 2020 pre- COVID levels in addition to significant tightening of the credit curve  Single asset single borrower issuance continued its strong rebound in Q4 in line with the recovery in spreads ($8.8 billion up from $5.8 billion in Q3 2020) Market Trends Portfolio Evolution(1) 29% 25% 25% 31% 3% 16% 23% 19% 21% 19% 20% 19% 30% 32% 32% 28% 42% 25% 16% 16% 14% 14% 11% 11% 18% 17% 20% 31% 28% 32% 34% 30% 39% 35% 38% 36% 22% 27% 23% 10% 27% 27% 26% 35% 26% 32% 31% 34% 0% 25% 50% 75% 100% Q4 Q4 Q4 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 2015 2016 2017 2018 2019 2020 Whole Loan Mezzanine Equity CMBS

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Note: Data as of December 31, 2020. Portfolio statistics and percentages are based on fair market value and reflect economic interest in securitizations. Percentages may not sum to 100% due to rounding. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. 18 Total Dedicated Capital: $0.8 billion Asset Type(2) Sector Type(2) Geographic Concentration(2)(6) Commercial Real Estate | Portfolio Summary  Annaly Commercial Real Estate Portfolio: $2.3 billion(1) in assets at the end of Q4 2020, a decrease of 7% compared to Q3 2020 − Inclusive of loans contributed to the managed CRE CLO, assets under management at the end of Q4 2020 totaled $2.9 billion, down 5% from Q3 2020  Navigating the market environment through prudent new investment screening and capital preservation  Focus remains on credit with achievable business plans and strong sponsorship  Continue to maintain regular dialogue with all borrowers, sponsors and partners with a hands-on asset management approach Credit CMBS 34% Mezzanine 5% Whole Loan(5) 19% Equity 33% ESG(4) 3% Other(3) 6% Hotel 8% Healthcare 6% Industrial 2% Multifamily 14% Other 10% Office 29% Retail 31% TX 15% CA 15% NY 12% NJ 7% FL 7% DC 6% Other 38%

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Middle Market Lending | Business Update Source: Company filings. Financial data as of year end for each respective period, unless otherwise noted. Current portfolio data as of December 31, 2020. Detailed endnotes and a glossary of defined terms are included at the end of this presentation. AMML performed well amidst the pandemic demonstrating the merits of our disciplined, credit-intensive approach 19  Execute on a disciplined credit focused investment strategy comprised predominantly of 1st and 2nd lien loans  Maintain strong relationships with top quartile U.S. based private equity firms to generate repeat deal flow  Experienced investment team with a history of allocating capital through multiple economic cycles  Utilize a credit intensive investment process and long-established relationships to build a defensive portfolio with a stringent focus on non- discretionary, niche industries  Deal types include leveraged buyouts, acquisition financing, refinancings and dividend recapitalizations Strategic Approach AMML by the Numbers Portfolio Evolution Current Portfolio 29 Private Equity Sponsors $44mm Avg. Investment Size(1) 48 Portfolio Borrowers $95mm Avg. EBITDA at Underwriting 0.7x Leverage on Portfolio(2) 5.2% / 8.3% Weighted Avg. 1st/2nd Lien LIBOR Spread (3) Originated $1.1 billion of Senior Secured Debt in 2020  Enabled through a combination of lending to new borrowers and existing performing borrowers  ~80% of originations were 1st lien $118 $166 $489 $773 $1,011 $1,887 $2,145 $2,240 – $500 $1,000 $1,500 $2,000 $2,500 2013 2014 2015 2016 2017 2018 2019 2020 Assets ($mm) 1st Lien 2nd Lien Bonds/Sub Debt

Middle Market Lending | Portfolio Summary

- Annaly Middle Market Lending Portfolio: $2.2 billion[1] in assets at the end of Q4 2020, an increase of 9% compared to Q3 2020 and a 4% increase year over year
- New issue execution increased at year-end rounding out a strong year of origination and performance
  - No borrowers in AMML portfolio are on non-accrual and watch list has improved by 43% to $150 million vs. $262 million in Q3 2020[2]
  - Internal risk ratings steady amidst COVID with 93% of the portfolio performing, 7% substandard and none doubtful[2]
- AMML's concentrated, non-discretionary, and defensive industry specific approach has differentiated our performance in comparison to peers with broader AUM gathering investment strategies
  - Underlying borrower LTM EBITDA has increased by 14% since initial close while fixed charge coverage has also improved by more than a quarter of a turn on average
- The current portfolio consists of 85% new acquisition financings alongside average sponsor cash equity contributions of 38% at close, with the remaining portfolio comprised of 11% refinancings and 5% dividend recapitalizations[3]

Total Dedicated Capital: $1.4 billion

Lien Position


2nd Lien
34%
1st Lien
66%

Industry[4]


22%
13%
7%
6%
5%
5%
42%

- Computer Programming, Data Processing & Other Computer Related Services
- Industrial Inorganic Chemicals
- Metal Cans & Shipping Containers
- Other
- Management and Public Relations Services
- Public Warehousing and Storage
- Offices and Clinics of Doctors of Medicine

Loan Size[5]


$0mm - $20mm
7%
$20mm - $40mm
19%
$40mm - $60mm
17%
$60mm+
56%

Note: Data as of December 31, 2020. Percentages based on amortized cost and may not sum to 100% due to rounding.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY

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20

Financial Highlights and Trends

Financial Highlights and Trends

Unaudited

	For the quarters ended				
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
GAAP net income (loss) per average common share[1]	$0.60	$0.70	$0.58	($2.57)	$0.82
Core earnings (excluding PAA) per average common share*[1]	$0.30	$0.32	$0.27	$0.21	$0.26
Dividends declared per common share	$0.22	$0.22	$0.22	$0.25	$0.25
Book value per common share	$8.92	$8.70	$8.39	$7.50	$9.66
Annualized GAAP return (loss) on average equity	24.91%	29.02%	25.84%	(102.17%)	31.20%
Annualized core return on average equity (excluding PAA)*	13.03%	13.79%	12.82%	9.27%	10.56%
Net interest margin[2]	2.14%	2.15%	1.89%	0.18%	1.49%
Average yield on interest earning assets[3]	2.61%	2.70%	2.77%	1.91%	3.53%
Average GAAP cost of interest bearing liabilities[4]	0.51%	0.60%	0.96%	1.86%	2.17%
Net interest margin (excluding PAA)[2]*	1.98%	2.05%	1.88%	1.18%	1.41%
Average yield on interest earning assets (excluding PAA)[3]*	2.80%	2.86%	3.01%	2.91%	3.25%
Average economic cost of interest bearing liabilities[4]*	0.87%	0.93%	1.29%	1.91%	2.01%
Leverage, at period-end[5]	5.1x	5.1x	5.5x	6.4x	7.1x
Economic leverage, at period-end[6]*	6.2x	6.2x	6.4x	6.8x	7.2x
Credit portfolio as a percentage of stockholders' equity[7]	22%	20%	25%	25%	26%

* Represents a non-GAAP financial measure; see Appendix.

Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY®

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22

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Financial Highlights and Trends (cont’d) 23 Unaudited, dollars in thousands For the quarters ended 12/31/2020 9/30/2020 6/30/2020 3/31/2020 12/31/2019 Agency mortgage-backed securities $74,067,059 $74,915,167 $76,761,800 $78,456,846 $112,893,367 Residential credit risk transfer securities 532,403 411,538 362,901 222,871 531,322 Non-Agency mortgage-backed securities 972,192 717,602 619,840 585,954 1,135,868 Commercial mortgage-backed securities 80,742 54,678 61,202 91,925 273,023 Total securities $75,652,396 $76,098,985 $77,805,743 $79,357,596 $114,833,580 Residential mortgage loans $345,810 $152,959 $1,168,521 $1,268,083 $1,647,787 Commercial real estate debt and preferred equity 498,081 573,504 618,886 649,843 669,713 Corporate debt 2,239,930 2,061,878 2,185,264 2,150,263 2,144,850 Total loans, net $3,083,821 $2,788,341 $3,972,671 $4,068,189 $4,462,350 Mortgage servicing rights $100,895 $207,985 $227,400 $280,558 $378,078 Agency mortgage-backed securities transferred or pledged to securitization vehicles $620,347 $623,650 $1,832,708 $1,803,608 $1,122,588 Residential mortgage loans transferred or pledged to securitization vehicles 3,249,251 3,588,679 2,832,502 3,027,188 2,598,374 Commercial real estate debt investments transferred or pledged to securitization vehicles 2,166,073 2,174,118 2,150,623 1,927,575 2,345,120 Commercial real estate debt and preferred equity transferred or pledged to securitization vehicles 874,349 882,955 874,618 913,291 936,378 Assets transferred or pledged to securitization vehicles $6,910,020 $7,269,402 $7,690,451 $7,671,662 $7,002,460 Real estate, net $656,314 $790,597 $746,067 $751,738 $725,638 Total residential and commercial investments $86,403,446 $87,155,310 $90,442,332 $92,129,743 $127,402,106

Credit Reserves Driven by Adoption of CECL Accounting Standard

Q4 2020 allowance roughly unchanged given stabilizing macro environment

Credit Reserves on Funded Loan Portfolio

($mm)	9/30/20 Ending Allowance	Q4 2020 Allowance	12/31/20 Ending Allowance	12/31/20 Loan Carrying Value
ACREG	$128.3	$1.6	$129.9	$1,372.4
AMML	39.7	(0.1)	39.6	2,240.0
Total	$168.0	$1.5	$169.5	$3,612.4
% of Loan Balance(1)	4.56%	0.04%	4.48%	

Third-Party Economic Forecast Summary(2)

	Forecast Period			
	Q1 2021	Q2 2021	Q3 2021	Q4 2021
Unemployment Rate				
Q4 2020 Forecast	6.6%	6.3%	5.8%	5.5%
Q3 2020 Forecast	7.5%	7.1%	6.7%	6.2%
Real GDP Growth (annualized)				
Q4 2020 Forecast	(0.7%)	10.2%	3.7%	3.5%
Q3 2020 Forecast	(1.7%)	9.0%	4.3%	3.8%
CRE Values (cumulative % change)				
Q4 2020 Forecast	(10.5%)	(7.9%)	(5.7%)	(3.6%)
Q3 2020 Forecast	(8.1%)	(5.3%)	(3.4%)	(1.0%)

Commentary

- CECL accounting standard:
  - Estimation of lifetime expected credit losses
  - Based upon an economic forecast that may result in increases or decreases in reserves due to changes in outlook
  - Results in reserves recognized earlier than under the prior accounting standards
- Total loans in scope of CECL (ACREG and AMML) represent 4% of total assets. All other credit assets are recorded at fair value
- Q4 2020 third-party economic forecasts reflect improving macro assumptions versus Q3 2020 though CRE values remain challenged
- Total loan loss reserves (CECL and specific) increased by $1.5 million driven by an increase in specific reserves, partially offset by a decrease in the CECL reserve

Source: Company filings, Bloomberg, IHS Markit and Trepp. Financial data as of December 31, 2020, unless otherwise noted.
Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY
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24

Appendix: Non-GAAP Reconciliations

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Non-GAAP Reconciliations Core earnings (excluding PAA), a non-GAAP measure, is defined as the sum of (a) economic net interest income, (b) TBA dollar roll income and CMBX coupon income, (c) realized amortization of MSRs, (d) other income (loss) (excluding depreciation expense related to commercial real estate and amortization of intangibles, non-core income allocated to equity method investments and other non-core components of other income (loss)), (e) general and administrative expenses (excluding transaction expenses and non-recurring items) and (f) income taxes (excluding the income tax effect of non-core income (loss) items) and excludes (g) the premium amortization adjustment ("PAA") representing the cumulative impact on prior periods, but not the current period, of quarter-over-quarter changes in estimated long-term prepayment speeds related to the Company’s Agency mortgage-backed securities. 26

Non-GAAP Reconciliations *(cont'd)*

Unaudited, dollars in thousands except per share amounts

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company provides non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, financial measures computed in accordance with GAAP. These non-GAAP measures provide additional detail to enhance investor understanding of the Company's period-over-period operating performance and business trends, as well as for assessing the Company's performance versus that of industry peers. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP results are provided below and on the next page.

	For the quarters ended				
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
GAAP to Core Reconciliation					
GAAP net income (loss)	$878,635	$1,015,548	$856,234	($3,640,189)	$1,209,742
Net income (loss) attributable to non-controlling interests	1,419	(126)	32	66	68
Net income (loss) attributable to Annaly	877,216	1,015,674	856,202	(3,640,255)	1,209,674
Adjustments to excluded reported realized and unrealized (gains) losses:					
Realized (gains) losses on termination of interest rate swaps	(2,092)	427	1,521,732	397,561	4,615
Unrealized (gains) losses on interest rate swaps	(258,236)	(170,327)	(1,494,628)	2,827,723	(782,608)
Net (gains) losses on disposal of investments	(9,363)	(198,888)	(246,679)	(206,583)	(17,783)
Net (gains) losses on other derivatives	(209,647)	(169,316)	(170,916)	(206,426)	42,312
Net unrealized (gains) losses on instruments measured at fair value through earnings	(51,109)	(121,255)	(254,772)	730,160	5,636
Loan loss provision[1]	469	(21,818)	72,544	99,993	7,362
Other adjustments:					
Depreciation expense related to commercial real estate and amortization of intangibles[2]	11,097	11,363	8,714	7,934	9,823
Non-core (income) loss allocated to equity method investments[3]	28	(1,151)	4,218	19,398	(3,979)
Transaction expenses and non-recurring items[4]	172	2,801	1,075	7,245	3,634
Income tax effect on non-core income (loss) items	(10,984)	13,890	3,353	(23,862)	(418)
TBA dollar roll income and CMBX coupon income[5]	99,027	114,092	97,524	44,904	36,901
MSR amortization[6]	(26,633)	(27,048)	(25,529)	(18,296)	(22,120)
Plus:					
Premium amortization adjustment (PAA) cost (benefit)	39,101	33,879	51,742	290,722	(83,892)
Core Earnings (excluding PAA)*	459,046	482,323	424,580	330,218	409,157
Dividends on preferred stock	35,509	35,509	35,509	35,509	35,509
Core Earnings (excluding PAA) attributable to common shareholders *	$423,537	$446,814	$389,071	$294,709	$373,648
GAAP net income (loss) per average common share[7]	$0.60	$0.70	$0.58	($2.57)	$0.82
Core earnings (excluding PAA) per average common share[7]*	$0.30	$0.32	$0.27	$0.21	$0.26
Annualized GAAP return (loss) on average equity	24.91%	29.02%	25.84%	(102.17%)	31.20%
Annualized core return on average equity (excluding PAA)*	13.03%	13.79%	12.82%	9.27%	10.56%

* Represents a non-GAAP financial measure.

Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY®
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27

Non-GAAP Reconciliations *(cont'd)*

Unaudited, dollars in thousands

	For the quarters ended 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
Premium Amortization Reconciliation					
Premium amortization expense	$239,118	$248,718	$270,688	$616,937	$171,447
Less:					
PAA cost (benefit)	39,101	33,879	51,742	290,722	(83,892)
Premium amortization expense (excluding PAA)	$200,017	$214,839	$218,946	$326,215	$255,339
Interest Income (excluding PAA) Reconciliation					
GAAP interest income	$527,344	$562,443	$584,812	$555,026	$1,074,214
PAA cost (benefit)	39,101	33,879	51,742	290,722	(83,892)
Interest income (excluding PAA)*	$566,445	$596,322	$636,554	$845,748	$990,322
Economic Interest Expense Reconciliation					
GAAP interest expense	$94,481	$115,126	$186,032	$503,473	$620,058
Add:					
Net interest component of interest rate swaps	66,807	62,529	64,561	13,980	(45,221)
Economic interest expense*	$161,288	$177,655	$250,593	$517,453	$574,837
Economic Net Interest Income (excluding PAA) Reconciliation					
Interest income (excluding PAA)	$566,445	$596,322	$636,554	$845,748	$990,322
Less:					
Economic interest expense*	161,288	177,655	250,593	517,453	574,837
Economic net interest income (excluding PAA)*	$405,157	$418,667	$385,961	$328,295	$415,485
Economic Metrics (excluding PAA)					
Average interest earning assets	$80,973,433	$83,286,119	$84,471,839	$116,063,895	$121,801,951
Interest income (excluding PAA)*	566,445	596,322	636,554	845,748	990,322
Average yield on interest earning assets (excluding PAA)*[(1)]	2.80%	2.86%	3.01%	2.91%	3.25%
Average interest bearing liabilities	$72,233,239	$74,901,128	$76,712,894	$107,029,466	$111,873,379
Economic interest expense*	161,288	177,655	250,593	517,453	574,837
Average economic cost of interest bearing liabilities[(2)]	0.87%	0.93%	1.29%	1.91%	2.01%
Interest income (excluding PAA)*	$566,445	$596,322	$636,554	$845,748	$990,322
TBA dollar roll income and CMBX coupon income[(3)]	99,027	114,092	97,524	44,904	36,901
Interest expense	(94,481)	(115,126)	(186,032)	(503,473)	(620,058)
Net interest component of interest rate swaps	(66,807)	(62,529)	(64,561)	(13,980)	45,221
Subtotal	$504,184	$532,759	$483,485	$373,199	$452,386
Average interest earning assets	$80,973,433	$83,286,119	$84,471,839	$116,063,895	$121,801,951
Average TBA contract and CMBX balances	20,744,672	20,429,935	18,628,343	9,965,142	6,878,502
Subtotal	$101,718,105	$103,716,054	$103,100,182	$126,029,037	$128,680,453
Net interest margin (excluding PAA)*	1.98%	2.05%	1.88%	1.18%	1.41%

* Represents a non-GAAP financial measure.

Detailed endnotes and a glossary of defined terms are included at the end of this presentation.

ANNALY®

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28

Glossary and Endnotes

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Glossary * Represents constituents as of January 29, 2021. 1. Consists of AGNC, ANH, ARR, CMO, EARN, ORC and TWO . 2. Consists of ABR, ACRE, ARI, BRMK, BXMT, CLNC, GPMT, KREF, LADR, LFT, LOAN, NREF, RC, SACH, STWD, TRTX and XAN. 3. Consists of AJX, CHMI, CIM, DX, EFC, IVR, MFA, MITT, NRZ, NYMT, PMT, RWT and WMC. 30 ACREG: Refers to Annaly Commercial Real Estate Group Agency Peers: Represents companies comprising the Agency sector within the BBREMTG Index*(1) AMML: Refers to Annaly Middle Market Lending Group ARC: Refers to Annaly Residential Credit Group BBREMTG: Represents the Bloomberg Mortgage REIT Index*, including Annaly CECL: Refers to Current Expected Credit Losses Commercial Peers: Represents companies comprising the commercial sector within the BBREMTG Index*(2) CRE CLO: Refers to Commercial Real Estate Collateralized Loan Obligation CRT: Refers to Credit Risk Transfer Securities ESG: Refers to Environmental, Social and Governance Ginnie Mae: Refers to the Government National Mortgage Association GSE: Refers to Government Sponsored Enterprise Hybrid Peers: Represents companies comprising the hybrid sector within the BBREMTG Index*(3) LCF: Refers to Last Cash Flow Legacy: Refers to residential credit securities whose underlying collateral was securitized prior to 2009 Middle Market Lending Peers: Represents companies comprising the S&P BDC Index* mREITs or mREIT Peers: Represents constituents of the BBREMTG Index*, excluding Annaly NIM: Refers to Net Interest Margin Non-QM: Refers to a Non-Qualified Mortgage OBX Securities: Refers to Onslow Bay Securities TBA Securities: To-Be-Announced securities Unencumbered Assets: Represents Annaly’s excess liquidity and defined as assets that have not been pledged or securitized (generally including cash and cash equivalents, Agency MBS, CRT, Non-Agency MBS, residential mortgage loans, MSRs, reverse repurchase agreements, CRE debt and preferred equity, corporate debt, other unencumbered financial assets and capital stock)

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Endnotes 31 Page 3 1. Assets represent Annaly’s investments that are on balance sheet, net of debt issued by securitization vehicles, as well as investments that are off-balance sheet in which the Company has economic exposure. Assets include TBA purchase contracts (market value) of $20.4bn and CMBX derivatives (market value) of $496.6mm and are shown net of debt issued by securitization vehicles of $5.7bn. 2. Credit assets represent whole loan, CMBS and equity assets originated or purchased across ARC, ACREG, and AMML and include unfunded commitments of $36.4mm comprised of ACREG and AMML loans. There can be no assurance whether these deals will close or when they will close. 3. Represents operating expenses as a percentage of average equity and excludes transaction expenses and non- recurring items for the year ended December 31, 2020. 4. Amount excludes fees and commissions. Annaly’s current authorized share repurchase program expires in December 2021. Page 4 1. Dividend yield is based on annualized Q4 2020 dividend of $0.22 and a closing price of $8.45 on December 31, 2020. 2. Total portfolio represents Annaly’s investments that are on balance sheet, net of debt issued by securitization vehicles, as well as investments that are off-balance sheet in which Annaly has economic exposure. Assets include TBA purchase contracts (market value) of $20.4bn and CMBX derivatives (market value) of $496.6mm and are shown net of debt issued by securitization vehicles of $5.7bn. 3. Capital allocation for each of the four investment strategies is calculated as the difference between each investment strategies’ assets and related financing. This calculation includes TBA purchase contracts and excludes non-portfolio related activity and will vary from total stockholders’ equity. 4. Hedge portfolio excludes receiver swaptions. 5. Computed as the sum of recourse debt, cost basis of TBA and CMBX derivatives outstanding and net forward purchases (sales) of investments divided by total equity. Recourse debt consists of repurchase agreements and other secured financing (excluding certain non-recourse credit facilities). Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company and are excluded from this measure. 6. Hedge ratio measures total notional balances of interest rate swaps, interest rate swaptions (excluding receiver swaptions) and futures relative to repurchase agreements, other secured financing and cost basis of TBA derivatives outstanding; excludes MSR and the effects of term financing, both of which serve to reduce interest rate risk. Additionally, the hedge ratio does not take into consideration differences in duration between assets and liabilities. 7. Average economic cost of funds includes GAAP interest expense and the net interest component of interest rate swaps. Page 5 1. Q3 2020 data for Annaly adjusted for the impact of the $460mm Series D preferred stock redemption that occurred in December 2020. Page 7 1. Represents the Yield to Worst and Duration for the Bloomberg Barclays U.S. Aggregate Index, which measures the investment grade, U.S.-dollar denominated, fixed-rate taxable bond market. The index includes Treasuries, government and corporate securities, MBS, ABS and CMBS. Yield to Worst is a measure of the lowest possible yield that can be received on a bond. Page 9 1. Based on January 25, 2021 data from the U.S. Bureau of Economic Analysis retrieved via Haver Analytics. 2. Based on January 25, 2021 Bloomberg consensus private sector economist forecasts. 3. Based on January 25, 2021 market rates retrieved via Bloomberg. Page 10 1. Represents the Depository Trust & Clearing House Corporation’s DTCC GCF Repo Index retrieved via Bloomberg, which is the weighted average of the interest rates paid each day for the three most traded CUSIPs of General Collateral Finance Repurchase Agreements (“GCF Repos”): U.S. Treasury < 30 year maturity (371487AE9), Non- Mortgage Backed U.S. Agency Securities (371487AH2) and Fannie Mae & Freddie Mac Fixed Rate MBS (371487AL3). 2. Represents Annaly’s weighted average maturity of repurchase agreements and other secured financing. 3. Based on January 25, 2021 data from Wall Street Research. Page 12 1. Assets represent Annaly’s investments that are on balance sheet, net of debt issued by securitization vehicles, as well as investments that are off-balance sheet in which the Company has economic exposure. Agency assets include TBA purchase contracts (market value) of $20.4bn and are shown net of debt issued by securitization vehicles of $0.6bn. Residential Credit assets are shown net of debt issued by securitization vehicles of $2.6bn. Commercial Real Estate assets include CMBX derivatives (market value) of $496.6mm and are shown net of debt issued by securitization vehicles of $2.5bn. 2. Represents the capital allocation for each of the four investment strategies and is calculated as the difference between each investment strategies’ assets and related financing. This calculation includes TBA purchase contracts and excludes non-portfolio related activity and will vary from total stockholders’ equity. 3. Sector rank compares Annaly dedicated capital in each of Agency, Commercial Real Estate, Residential Credit and Middle Market Lending as of December 31, 2020 (adjusted for P/B as of January 29, 2021) to the market capitalization of the companies that comprise Agency Peers, Commercial Peers, Hybrid Peers and Middle Market Lending Peers, respectively, as of January 29, 2021. Page 13 1. Represents Agency's hedging profile and does not reflect Annaly's full hedging activity. 2. Represents Agency’s funding profile and does not reflect Annaly's full funding activity. Page 14 1. Includes TBA purchase contracts and MSRs. 2. Includes TBA purchase contracts and fixed-rate pass-through certificates 3. Includes fixed-rate pass-through certificates only. “High Quality Spec” protection is defined as pools backed by original loan balances of up to $125k, highest LTV pools (CR>125% LTV), geographic concentrations (NY/PR). “Med Quality Spec” includes $200k loan balance, $175k loan balance, $150k loan balance, high LTV (CQ 105- 125% LTV), and 40-year pools. “40+ WALA” is defined as weighted average loan age greater than 40 months and treated as seasoned collateral. Page 15 1. Intex data as of December 31, 2020. Does not include deals backed by non-performing, re-performing or seasoned collateral. 2. Based on January 26, 2021 data from the S&P CoreLogic Case-Shiller U.S. National Home Price NSA Index for the period ended November 30, 2020. 3. Represents all OBX expanded prime securitizations. Not representative of entire residential credit portfolio. 4. Represents public market issuers excluding Annaly. Page 16 1. Shown exclusive of securitized residential mortgage loans of consolidated VIEs and loans held by a master servicer in an MSR silo that is consolidated by the Company. 2. Prime classification includes $1.2mm of Prime IO and OBX Retained contains $74.4mm of Prime and Prime Jumbo IO. Page 17 1. Percentages are based on economic interest and exclude the effects of consolidated VIEs. The Company’s limited and general partnership interests in a commercial loan investment fund are included within mezzanine investments. Page 18 1. Includes $62.5mm of general reserves under CECL at December 31, 2020. 2. Pie charts exclude CMBX derivatives. 3. Reflects limited and general partnership interests in a commercial loan investment fund that is accounted for under the equity method for GAAP. 4. Reflects joint venture interests in a social impact loan investment fund that is accounted for under the equity method for GAAP. 5. Includes mezzanine loans for which Annaly Commercial Real Estate is also the corresponding first mortgage lender. 6. Other includes 45 states, none of which represents more than 5% of total portfolio economic interest. The Company looked through to the collateral characteristics of securitizations and equity method investments. Page 19 1. Average Investment Size based on AMML principal balance outstanding as of December 31, 2020. 2. Represents leverage rather than economic leverage and includes non-recourse debt. 3. Includes $39.6mm of general reserves on funded exposures under CECL at December 31, 2020.

© Copyright 2021 Annaly Capital Management, Inc. All rights reserved. Endnotes (cont’d) 32 Page 20 1. Includes $39.6 million of general reserves on funded exposures under CECL at December 31, 2020. 2. Internal risk ratings are based on AMML’s Credit Rating Policy, which assigns ratings of 1-9 based on leverage and fixed charge coverage ratios. Performing indicates a rating of 1-6. Substandard indicates a rating of 7. Doubtful indicates a rating of 8. Watch list indicates a rating of 7 or worse. 3. New financing is inclusive of change of control transactions, or add-ons with an existing borrower. A refinancing transaction represents amended terms under an existing or new credit agreement with a borrower, whereby our initial involvement is part of a facility exchanging the newly issued debt from that facility for a like amount of debt being refunded. Recapitalizations involve no new change in ownership or new cash equity, constituting a change of control as defined in a credit agreement, with proceeds from any debt facility in which we originate involving use of debt proceeds that return money to ownership of the borrower. 4. Based on Standard Industrial Classification industry categories. Other represents industries with less than 5% exposure in the current portfolio. 5. Breakdown based on aggregate dollar amount of individual investments made within the respective loan size categories. Multiple investment positions with a single obligor shown as one individual investment. Page 22 1. Net of dividends on preferred stock. 2. Net interest margin represents interest income less interest expense divided by average interest earning assets. Net interest margin (excluding PAA) represents the sum of the Company's interest income (excluding PAA) plus TBA dollar roll income and CMBX coupon income less interest expense and the net interest component of interest rate swaps divided by the sum of average interest earning assets plus average TBA contract and CMBX balances. 3. Average yield on interest earning assets represents annualized interest income divided by average interest earning assets. Average interest earning assets reflects the average amortized cost of our investments during the period. Average yield on interest earning assets (excluding PAA) is calculated using annualized interest income (excluding PAA). 4. Average GAAP cost of interest bearing liabilities represents annualized interest income divided by average interest bearing liabilities. Average interest bearing liabilities reflects the average balances during the period. Average economic cost of interest bearing liabilities represents annualized economic interest expense divided by average interest bearing liabilities. Economic interest expense is comprised of GAAP interest expense and the net interest component of interest rate swaps. 5. Debt consists of repurchase agreements, other secured financing, debt issued by securitization vehicles, participations issued, and mortgages payable. Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company. 6. Computed as the sum of recourse debt, cost basis of TBA and CMBX derivatives outstanding and net forward purchases (sales) of investments divided by total equity. Recourse debt consists of repurchase agreements and other secured financing (excluding certain non-recourse credit facilities). Certain credit facilities (included within other secured financing), debt issued by securitization vehicles, participations issued, and mortgages payable are non-recourse to the Company and are excluded from this measure. 7. Represents CRT securities, non-Agency mortgage-backed securities, residential mortgage loans, commercial real estate debt investments and preferred equity investments, loans held for sale, investments in commercial real estate and corporate debt, net of financing. Page 24 1. Percentage of loan balance utilizes the loan portfolio’s amortized cost before reserves as of the applicable date. 2. Data from economic forecasts are taken directly from third-party data sources. Unemployment rate and Real GDP growth (annualized) are each sourced from Bloomberg data as of December 31, 2020. CRE values (cumulative % change) are sourced from IHS Markit and Trepp LLC (“Trepp”) as of December 31, 2020. Market data and/or forecasts obtained from Trepp included in this report are based on public information, and have not been expertized by Trepp. Neither Trepp nor any of its information providers represents or warrants the accuracy or adequacy of, nor shall any of them be liable for, such mark data and/or forecasts. Non-GAAP Reconciliations Page 27 1. Includes a $1.0 million reversal of loss provision on the Company’s unfunded loan commitments for the quarter ended December 31, 2020 and $0.2 million, $3.8 million and $0.7 million loss provision on the Company’s unfunded loan commitments for the quarters ended September 30, 2020, June 30, 2020 and March 31, 2020, respectively, which is reported in Other income (loss) in the Company’s Consolidated Statement of Comprehensive Income (Loss). 2. Amount includes depreciation and amortization expense related to equity method investments. 3. The Company excludes non-core (income) loss allocated to equity method investments, which represents the unrealized (gains) losses allocated to equity interests in a portfolio of MSR, which is a component of Other income (loss). 4. The quarters ended December 31, 2020 and September 30, 2020 include costs incurred in connection with securitizations of residential whole loans. The quarter ended June 30, 2020 includes costs incurred in connection with the Internalization and costs incurred in connection with the CEO transition. The quarter ended March 31, 2020 includes costs incurred in connection with securitizations of Agency mortgage-backed securities and residential whole loans as well as costs incurred in connection with the Internalization and costs incurred in connection with the CEO transition. The quarter ended December 31, 2019 includes costs incurred in connection with securitizations of Agency mortgage-backed securities and residential whole loans. 5. TBA dollar roll income and CMBX coupon income each represent a component of Net gains (losses) on other derivatives. CMBX coupon income totaled $1.5 million, $1.5 million, $1.6 million, $1.2 million and $1.3 million for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively. 6. MSR amortization represents the portion of changes in fair value that is attributable to the realization of estimated cash flows on the Company’s MSR portfolio and is reported as a component of Net unrealized gains (losses) on instruments measured at fair value. 7. Net of dividends on preferred stock. Page 28 1. Average yield on interest earning assets (excluding PAA) represents annualized interest income (excluding PAA) divided by average interest earning assets. Average interest earning assets reflects the average amortized cost of our investments during the period. 2. Average economic cost of interest bearing liabilities represents annualized economic interest expense divided by average interest bearing liabilities. Average interest bearing liabilities reflects the average balances during the period. Economic interest expense is comprised of GAAP interest expense and the net interest component of interest rate swaps. 3. TBA dollar roll income and CMBX coupon income each represent a component of Net gains (losses) on other derivatives. CMBX coupon income totaled $1.5 million, $1.5 million, $1.6 million, $1.2 million and $1.3 million for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.